==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported) September 1, 1999

                      E. I. du Pont de Nemours and Company
             (Exact Name of Registrant as Specified in Its Charter)


         Delaware                   1-815               51-0014090
(State or Other Jurisdiction     (Commission         (I.R.S. Employer
    of Incorporation)            File Number)       Identification No.)

                               1007 Market Street
                           Wilmington, Delaware 19898
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (302) 774-1000

==============================================================================

Item 5.   Other Events
          ------------

        In connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (including without limitation No. 33-53327, No. 33-61339, No. 33-60069), the registrant hereby files the following unaudited pro forma combined financial information, which also appears (i) in the Proxy Statement/Prospectus filed on
Schedule 14A by Pioneer Hi-Bred International, Inc. (Pioneer) on August 31, 1999
(ii) the registrant's Registration Statement on Form S-4 (No. 333-85599) filed on August 31, 1999 and (iii) the 13E-3 Transaction Statement filed on August 31, 1999 jointly by the registrant, Pioneer and Delta Acquisition Sub, Inc., a wholly owned subsidiary of the registrant, at Exhibit 99.17(d)(9):

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF DUPONT

(Unaudited) (dollars in millions, except per share data)

    The following unaudited pro forma combined financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999 and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of:

    - The disposition of Conoco Inc. ("Conoco") through the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, principally:

    (1) The Conoco exchange offer. On August 7, 1999, DuPont acquired 147,980,872 outstanding shares of DuPont common stock from United States persons in exchange for 436,543,573 shares of Conoco Class B common stock owned by DuPont.

    (2) The cash offer. On August 11, 1999, DuPont acquired 8,000,000 outstanding shares of DuPont common stock for $646 from holders of DuPont stock that were not United States persons.

    (3) Conoco's initial public offering. In October 1998, DuPont received the $4,228 proceeds from Conoco's initial public offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont.

    (4) Conoco debt issuances. In April 1999, Conoco completed the sale of senior debt securities, and DuPont received from Conoco the net proceeds of $3,970 in repayment of a portion of Conoco's intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and DuPont received $1,022 in repayment of Conoco's remaining intercompany indebtedness to DuPont.

    - The acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont.

    These transactions and their effect on DuPont are further described in the notes to these unaudited pro forma combined financial statements. To the extent these events are not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma combined income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical consolidated balance sheet of DuPont as of June 30, 1999, the unaudited pro forma combined balance sheet assumes that these transactions occurred as of June 30, 1999.

    The unaudited pro forma combined financial statements are presented in two parts. Part 1 illustrates the estimated effects on DuPont of the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont. As noted above, these transactions were completed on or before August 11, 1999. Part 2 illustrates the estimated effects on DuPont of the proposed acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont. This transaction has not been completed. As such, Part 2 of the unaudited pro forma combined financial statements use as its starting point the unaudited pro forma balances from Part 1.

    DuPont believes the assumptions used to prepare the unaudited pro forma combined financial statements provide a reasonable basis for presenting the significant effects directly attributable to the transactions listed above. The unaudited pro forma combined financial statements do not purport to represent what the results of operations or financial position of DuPont would actually have been if these transactions had in fact occurred on such dates or to project the results of operations or financial position of DuPont for any future period or date. These unaudited pro forma combined financial statements should be read in connection with, and are qualified by reference to, the historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located in DuPont's 1998 Form 10-K/A and DuPont's Form 10-Q for the quarterly period ended June 30, 1999, which DuPont has filed with the SEC.

                                     PART 1
        UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF DUPONT

    The following unaudited pro forma consolidated financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999, and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont. These transactions and their estimated effects on DuPont are further described in the notes to these unaudited pro forma consolidated financial statements. These transactions were completed on or before August 11, 1999. To the extent these transactions were not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma consolidated income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these transactions are not reflected in the historical consolidated balance sheet of DuPont, the unaudited pro forma consolidated balance sheet assumes that these transactions occurred as of June 30, 1999.

                                     PART 1
               PRO FORMA CONSOLIDATED INCOME STATEMENT OF DUPONT
                          YEAR ENDED DECEMBER 31, 1998
                        (IN MILLIONS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                                          PRO FORMA       PRO FORMA
                                                                          HISTORICAL     ADJUSTMENTS     CONSOLIDATED
                                                                          ----------     -----------     ------------
Sales...................................................................   $  24,767      $               $   24,767
Other Income............................................................         981                             981
                                                                          -----------     ---------       ----------
    Total...............................................................      25,748                          25,748
                                                                           =========      =========       ==========
Cost of Goods Sold and Other Operating Costs and Expenses...............      18,424                          18,424
Selling, General & Administrative Expenses..............................       2,115                           2,115
Interest Expense........................................................         520             (7)(a)          513
Purchased In-Process Research and Development and Other Charges.........       2,076                           2,076
                                                                          -----------     ---------       ----------
    Total...............................................................      23,135             (7)          23,128
                                                                          -----------     ---------       ----------
Income from Continuing Operations Before Income Taxes and Minority
  Interests.............................................................       2,613              7            2,620
Provision for Income Taxes..............................................         941            (22)(b)          919
Minority Interests in Earnings of Consolidated Subsidiaries.............          24                              24
                                                                          -----------     ---------       ----------
Income from Continuing Operations.......................................   $   1,648      $      29       $    1,677
                                                                           =========      =========       ==========

Earnings Per Share--Continuing Operations:
    Basic...............................................................   $    1.45                      $     1.71
    Diluted.............................................................   $    1.43                      $     1.69
Weighted Average Number of Shares Outstanding:
    Basic...............................................................       1,129                             973
    Diluted.............................................................       1,145                             988

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                     PART 1
               PRO FORMA CONSOLIDATED INCOME STATEMENT OF DUPONT
                         SIX MONTHS ENDED JUNE 30, 1999
                        (IN MILLIONS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                                          PRO FORMA       PRO FORMA
                                                                          HISTORICAL     ADJUSTMENTS     CONSOLIDATED
                                                                          ----------     -----------     ------------
Sales..................................................................   $  13,289        $               $ 13,289
Other Income...........................................................         253                             253
                                                                          ---------                        --------
    Total..............................................................      13,542                          13,542
                                                                          =========                        ========
Cost of Goods Sold and Other Operating Costs and Expenses..............       9,707                           9,707
Selling, General & Administrative Expenses.............................       1,160                           1,160
Interest Expense.......................................................         213            33(a)            246
Purchased In-Process Research and Development and Other Charges........         102                             102
                                                                          ---------        ------          --------
    Total..............................................................      11,182            33            11,215
                                                                          ---------        ------          --------
Income from Continuing Operations Before Income Taxes and Minority
  Interests............................................................       2,360           (33)            2,327
Provision for Income Taxes.............................................         850           (15)(b)           835
Minority Interests in Earnings of Consolidated Subsidiaries............          36                              36
                                                                          ---------        ------          --------
Income from Continuing Operations......................................   $   1,474        $  (18)         $  1,456
                                                                          =========        ======          ========
Earnings Per Share--Continuing Operations:
    Basic..............................................................  $     1.30                        $   1.49
    Diluted............................................................  $     1.29                        $   1.47
Weighted Average Number of Shares Outstanding:
    Basic..............................................................       1,128                             972
    Diluted............................................................       1,141                             985

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.


                 PRO FORMA CONSOLIDATED BALANCE SHEET OF DUPONT
                                 JUNE 30, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                    PRO FORMA       PRO FORMA
                                                                    HISTORICAL     ADJUSTMENTS     CONSOLIDATED
                                                                    ----------     -----------     ------------
ASSETS
Cash & Cash Equivalents .........................................     $  1,501      $                 $  1,501
Accounts & Notes Receivable .....................................        5,446                           5,446
Inventories .....................................................        3,388                           3,388
Deferred Income Taxes ...........................................          548                             548
Other Current Assets ............................................          254                             254
                                                                      --------      --------         --------
  Total Current Assets ..........................................       11,137                          11,137

Property, Plant and Equipment--Net ..............................       14,888                          14,888
Investment in Affiliates ........................................        1,988                           1,988
Other Assets ....................................................        5,730                           5,730
Net Assets of Discontinued Operations ...........................        3,572        (3,572)(a)         --
                                                                      --------      --------         --------
Total Assets ....................................................     $ 37,315      $ (3,572)        $ 33,743
                                                                      ========      ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable ................................................     $  1,844      $                $  1,844
Short-Term Borrowings & Capital Lease Obligations ...............        3,536           741(b)         4,277
Income Taxes ....................................................          353                            353
Other Accrued Liabilities .......................................        3,181                          3,181
                                                                      --------      --------         --------
  Total Current Liabilities .....................................        8,914           741            9,655

Long-Term Borrowings & Capital Lease Obligations ................        4,934                          4,934
Other Liabilities ...............................................        7,741                          7,741
Deferred Income Taxes ...........................................          512                            512
                                                                      --------      --------         --------
  Total Liabilities .............................................       22,101           741           22,842

Minority Interests ..............................................          474                            474
Preferred Stock .................................................          237                            237
Common Stock ....................................................          342                            342
Additional Paid-in Capital ......................................        7,917                          7,917
Reinvested Earnings .............................................        7,453         7,378(a)        14,831
Accumulated Other Comprehensive Loss ............................         (523)          360(a)          (163)
Common Stock Held in Trust for Unearned Employee Compensation and
  Benefits, at Market ...........................................         (686)                          (686)
Treasury Stock ..................................................         --         (12,051)(c)      (12,051)
                                                                      --------      --------         --------
  Total Stockholders' Equity ....................................       14,740        (4,313)          10,427
                                                                      --------      --------         --------
Total Liabilities and Stockholders' Equity ......................     $ 37,315      $ (3,572)        $ 33,743
                                                                      ========      ========         ========

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                     PART 1
                        NOTES TO PRO FORMA CONSOLIDATED
                         FINANCIAL STATEMENTS OF DUPONT
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma consolidated income statements for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the unaudited pro forma consolidated balance sheet as of June 30, 1999 have been prepared from the historical consolidated financial statements of DuPont for the year ended December 31, 1998 as included in DuPont's Form 10-K/A for the year ended December 31, 1998 and for the six months ended June 30, 1999 as included in DuPont's Form 10-Q for the quarterly period ended June 30, 1999. The historical consolidated financial statements of DuPont as set forth in its Form 10-K/A for the year ended December 31, 1998 and in its Form 10-Q for the period ended June 30, 1999 present Conoco's petroleum operations as discontinued operations.

    The unaudited pro forma consolidated income statements give effect to the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont as described below. These transactions and their estimated effects on DuPont are described in the notes to these unaudited pro forma consolidated financial statements. These transactions were completed on or before August 11, 1999. To the extent these transactions were not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma consolidated income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these transactions are not reflected in the historical consolidated balance sheet of DuPont, the unaudited pro forma consolidated balance sheet assumes that these transactions occurred as of June 30, 1999.

    The initial public offering of the Class A common stock of Conoco, previously a wholly owned subsidiary of DuPont, commenced on October 21, 1998, and the Class A common stock began trading on the New York Stock Exchange on October 22, 1998. The initial public offering represented DuPont's first step in the planned divestiture of its entire petroleum business. DuPont received the $4,228 net proceeds from the offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont. After the initial public offering, DuPont retained 100 percent of Conoco Class B common stock. At June 30, 1999, Conoco Class B common stock represented approximately 70 percent of Conoco's outstanding common stock and approximately 92 percent of the combined voting power of all classes of voting stock of Conoco.

    In April 1999, Conoco sold $4,000 in senior debt securities. Conoco used the net proceeds of $3,970 to repay a portion of the intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and used the proceeds of $1,022 to repay its remaining intercompany indebtedness to DuPont.

    In July 1999, DuPont commenced the Conoco exchange offer to United States persons. Under the terms of the Conoco exchange offer, DuPont offered to exchange 2.95 shares of Conoco Class B common stock owned by DuPont for each share of DuPont common stock up to a total of 147,980,872 shares of DuPont common stock. At the same time, DuPont commenced a cash offer to purchase up to 8,000,000 shares of DuPont common stock from holders of DuPont common stock that were not United States persons at a price of $80.76 per share. On August 7, 1999, DuPont completed the Conoco exchange offer and on August 11, 1999, DuPont completed the cash offer. The 155,980,872 shares of DuPont common stock acquired under these offers were recorded as an increase to treasury stock. Shares acquired under the Conoco exchange offer were recorded at an amount equal to the market value of the Conoco Class B common stock distributed in the Conoco exchange offer and at the cash price paid for shares of DuPont common stock acquired under the cash offer. The Conoco exchange offer resulted in a net gain to DuPont equal to the difference between the market value and the carrying value of the Conoco Class B common stock distributed, net of direct expenses of the disposition. The gain is included as a component of the gain on disposal of discontinued operations and therefore not a part of the unaudited pro forma consolidated income from continuing operations. No gain or loss was recognized from the cash offer. Upon completion of the Conoco exchange offer, DuPont no longer had any ownership interest in Conoco.

    The unaudited pro forma adjustments described in Note 2 are based upon currently available information and contain certain estimates and assumptions. DuPont believes the estimates and assumptions provide a reasonable basis for presenting the significant estimated effects on DuPont of Conoco's initial public offering, Conoco repayments of intercompany indebtedness to DuPont, the Conoco exchange offer, and the cash offer. DuPont believes that the unaudited pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

2. PRO FORMA ADJUSTMENTS
  UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

    (a) Interest expense for continuing operations in the historical consolidated income statements reflected an allocation to discontinued operations as provided under EITF Issue 87-24. The pro forma basis interest expense results from the assumed repayment of DuPont's short-term commercial paper borrowings with actual proceeds received from Conoco in connection with the initial public offering and repayment of intercompany indebtedness of DuPont. This is consistent with DuPont's actual use of proceeds received from Conoco as a result of these transactions. Pro forma interest also reflects assumed additional commercial paper borrowings of $646 required to purchase DuPont common stock under the cash offer and $95 required for direct expenses of the disposition. Pro forma interest calculations are based on historical interest rates paid by DuPont on short-term commercial paper borrowings for the periods presented. For the year ended December 31, 1998, average commercial paper rates were 5.6 percent. For the six months ended June 30, 1999, average commercial paper rates were 5.0 percent. To the extent Conoco's payments to DuPont were in excess of commercial paper borrowings, the excess was not assumed to benefit pro forma results.

    (b) The pro forma provision for income taxes includes the tax effect of the pro forma interest adjustment and benefit due to increased utilization of foreign tax credits when DuPont's provision for income taxes is computed on a standalone basis.

  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    (a) The exchange of 100 percent of DuPont's holdings of Conoco Class B common stock for 148 million shares of DuPont common stock results in an estimated gain of $7,378, which is net of $95 in direct expenses and $360 representing the elimination from accumulated other comprehensive loss of amounts pertaining to Conoco's operations as of June 30, 1999. The accumulated other comprehensive loss consists of cumulative translation adjustment losses of $281 and minimum pension liability loss of $79.

    (b) Reflects assumed additional borrowings of $646 required to purchase DuPont common stock under the cash offer and $95 to pay the direct expenses of the disposition.

    (c) The increase in treasury stock of $12,051 reflects the market value of the 436.5 million shares of Conoco Class B common stock distributed under the exchange offer ($11,405) and the cash paid for 8 million shares of DuPont common stock under the cash offer ($646).

                                     PART 2
          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF DUPONT

     The following unaudited pro forma combined financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999, and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of the proposed acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont. This transaction and its effect on DuPont are further described in the notes to these unaudited pro forma combined financial statements.

                 PRO FORMA COMBINED INCOME STATEMENT OF DUPONT

                          YEAR ENDED DECEMBER 31, 1998

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                          DUPONT      RECLASSIFY                      PRO FORMA
                                        PRO FORMA       DUPONT          80% OF       ADJUSTMENTS               DUPONT
                                       CONSOLIDATED     EQUITY         PIONEER         FOR THIS               PRO FORMA
                                         (NOTE 1)    ACCOUNTING(A)   HISTORICAL(B)   TRANSACTION    NOTES     COMBINED
                                       ------------  -------------   -------------   -----------    -----     ---------
Sales .............................       $24,767       $   376       $ 1,466         $    10        (c)       $26,619
Other Income ......................           981             7            38               8        (c)         1,034
                                          -------       -------       -------         -------                  -------
 Total ............................        25,748           383         1,504              18                   27,653
                                          =======       =======       =======         =======                  =======
Cost of Goods Sold And Other
 Operating Costs and Expenses .....        18,424           256           764             210        (d)        19,654

Selling, General and Administrative
 Expenses .........................         2,115           118           430              10        (c)         2,673

Interest Expense ..................           513             3            13             195        (e)           724

Purchased In-Process Research and
 Development and Other Charges ....         2,076                                                    (f)         2,076
                                          -------       -------       -------         -------                  -------
 Total ............................        23,128           377         1,207             415                   25,127

Income From Continuing Operations
 Before Income Taxes And Minority
 Interests ........................         2,620             6           297            (397)                   2,526

Provision for Income Taxes ........           919             5            98            (118)       (g)           904

Minority Interests in Earnings of
 Consolidated Subsidiaries ........            24             1             2                                       27
                                          -------       -------       -------         -------                  -------

Income From Continuing Operations .       $ 1,677       $     0       $   197         $  (279)                 $ 1,595
                                          =======       =======       =======         =======                  =======

Earnings Per Share-Continuing
 Operations:
    Basic .........................       $  1.71                                                    (h)       $  1.54
    Diluted .......................       $  1.69                                                    (h)       $  1.51

Weighted Average Number of Shares
 Outstanding:
    Basic .........................           973                                                    (h)         1,033
    Diluted .......................           988                                                    (h)         1,049

         See Notes to Unaudited Pro Forma Combined Financial Statements.

                 PRO FORMA COMBINED INCOME STATEMENT OF DUPONT

                         SIX MONTHS ENDED JUNE 30, 1999

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                          DUPONT      RECLASSIFY                      PRO FORMA
                                        PRO FORMA       DUPONT          80% OF       ADJUSTMENTS               DUPONT
                                       CONSOLIDATED     EQUITY         PIONEER         FOR THIS               PRO FORMA
                                         (NOTE 1)    ACCOUNTING(A)   HISTORICAL(B)   TRANSACTION    NOTES     COMBINED
                                       ------------  -------------   -------------   -----------    -----     ---------
Sales ............................       $13,289       $   331         $ 1,299         $     6        (c)       $14,925
Other income .....................           253           (59)             11              (8)       (c)           197
                                         -------       -------         -------         -------                  -------
Total ............................        13,542           272           1,310              (2)                  15,122
                                         =======       =======         =======         =======                  =======
Cost of goods sold and other
  operating costs and expenses ...         9,707           168             603             109        (d)        10,587
Selling general and administrative
  expenses .......................         1,160            76             295               2        (c)         1,533
Interest expense .................           246             3              10              87        (e)           346
Purchased in process research and
  development and other charges ..           102                                                      (f)           102
                                         -------       -------         -------         -------                  -------
    Total ........................        11,215           247             908             198                   12,568
Income from continuing operations
  before income taxes and minority
  interests ......................         2,327            25             402            (200)                   2,554
Provision for income taxes .......           835            25             109             (60)       (g)           909
Minority interests in earnings of
  consolidated subsidiaries ......            36                             2                                       38
                                         -------       -------         -------         -------                  -------
Income from continuing operations        $ 1,456       $     0         $   291         $  (140)                 $ 1,607
                                         =======       =======         =======         =======                  =======
Earnings per share--continuing
  operations
    Basic ........................       $  1.49                                                      (h)       $  1.55
    Diluted ......................       $  1.47                                                      (h)       $  1.53
Weighted average number of shares
  outstanding:
    Basic ........................           972                                                      (h)         1,032
    Diluted ......................           985                                                      (h)         1,046

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                   PRO FORMA COMBINED BALANCE SHEET OF DUPONT
                                 JUNE 30, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                              80% OF
                                               DUPONT       RECLASSIFY       PIONEER        PRO FORMA
                                             PRO FORMA        DUPONT        HISTORICAL     ADJUSTMENTS                     DUPONT
                                            CONSOLIDATED      EQUITY        NET ASSETS      FOR THIS                      PRO FORMA
                                               NOTE 1      ACCOUNTING(A)        (B)        TRANSACTION     NOTES          COMBINED
                                            ------------   -------------   -------------   -----------     -----          ---------
ASSETS
Cash and cash equivalents .............       $  1,501        $     20        $     70       $      2        (c)          $  1,593
Accounts and notes receivable .........          5,446             202             793              4        (c)             6,445
Inventories ...........................          3,388              93             362            428        (d)             4,271
Deferred income taxes .................            548              11              43           (158)       (h)               444
Other current assets ..................            254               1               6                                         261
                                              --------        --------        --------       --------                     --------
Total current assets ..................         11,137             327           1,274            276                       13,014
Property, plant and equipment-- net ...         14,888             143             508             91        (d)            15,630
Investments in affiliates .............          1,988            (820)                                                      1,168
Other assets ..........................          5,730             705             108          4,726        (e)            11,269
                                              --------        --------        --------       --------                     --------
Total assets ..........................       $ 33,743        $    355        $  1,890       $  5,093                     $ 41,081
                                              ========        ========        ========       ========                     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable ......................       $  1,844        $     31        $    121       $      1        (c)          $  1,997
Short-term borrowings and capital
  leases obligations ..................          4,277              40             159          3,475        (f)             7,951
Income taxes ..........................            353              18              74                                         445
Other accrued liabilities .............          3,181              32             123             42        (i)             3,378
                                              --------        --------        --------       --------                     --------
Total current liabilities .............          9,655             121             477          3,518                       13,771
Long-term borrowings and capital lease
  obligations .........................          4,934              41             164                                       5,139
Other liabilities .....................          7,741              22              83            146        (g)             7,992
Deferred income taxes .................            512             169              14            800        (h)             1,495
                                              --------        --------        --------       --------                     --------
Total liabilities .....................         22,842             353             738          4,464                       28,397
                                              ========        ========        ========       ========                     ========
Minority interests ....................            474               2               6                                         482
Preferred stock .......................            237                                                                         237
Common stock ..........................            342                                              8        (m)               350
Additional paid-in capital ............          7,917                                             95        (j)             9,977
                                                                                                1,965        (m)
Reinvested earnings ...................         14,831                                         (2,500)       (k)            12,331
Accumulated other comprehensive loss ..           (163)                                                                       (163)
Common stock held in trust for unearned
  employee compensation and benefits,
  at market ...........................           (686)                                                                       (686)
Treasury stock ........................        (12,051)                                         4,180        (l)            (9,844)
                                                                                               (1,973)       (m)
                                              --------        --------        --------       --------                     --------
Total stockholders' equity ............         10,427                                          1,775                       12,202
                                              ========        ========        ========       ========                     ========
Total liabilities and stockholders'
  equity ..............................       $ 33,743        $    355        $    744       $  6,239                     $ 41,081
                                              ========        ========        ========       ========                     ========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                                     PART 2
                          NOTES TO PRO FORMA COMBINED
                         FINANCIAL STATEMENTS OF DUPONT
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma combined income statements for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the unaudited pro forma combined balance sheet as of June 30, 1999 have been prepared from the historical consolidated financial statements of DuPont for the year ended December 31, 1998, as included in DuPont's Form 10-K/A for the year ended December 31, 1998, and for the six months ended June 30, 1999, as included in DuPont's Form 10-Q for the quarterly period ended June 30, 1999, as adjusted for the estimated pro forma effects of the Conoco exchange offer and the cash offer completed on or before August 11, 1999, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, as described and set forth in Part 1 of these unaudited pro forma combined financial statements of DuPont. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of DuPont.

    The unaudited pro forma combined income statements in this Part 2 of the unaudited pro forma combined financial statements of DuPont are intended to demonstrate the estimated effect of events directly attributable to the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer not presently owned by DuPont as if the transaction had occurred at the beginning of the periods presented. Estimated effects of events that are directly attributable to the transaction but that are of a non-recurring nature are excluded from the unaudited pro forma combined income statements. The unaudited pro forma combined balance sheet in this Part 2 of the unaudited pro forma combined financial statements is intended to demonstrate the estimated effects of events directly attributable to the proposed acquisition, including the estimated effects of events that are of a non-recurring nature, as if the transaction had occurred on June 30, 1999.

     Prior to the proposed acquisition, DuPont owned approximately 20 percent of the outstanding common stock of Pioneer. In addition, DuPont owned 50 percent of Optimum Quality Grains LLC ("Optimum"), a joint venture with Pioneer. DuPont accounted for these ownership interests using the equity method of accounting. After the proposed transaction, both Pioneer and Optimum will be wholly owned and consolidated by DuPont. Accordingly, the unaudited pro forma combined financial statements include entries to reclassify DuPont's equity accounting to a consolidated presentation and to eliminate transactions among DuPont, Pioneer, and Optimum. In conjunction with its existing approximate 20 percent ownership of Pioneer, DuPont expects to record a non-recurring charge, estimated at $50, at the date of acquisition. The components of this charge are described in (k) of Note 2.

    DuPont will account for the proposed acquisition using the purchase method. The estimated purchase price for the proposed acquisition is $7,731, consisting of:

    - $3,425 representing cash payments for the purchase, at $40 per share, of 45 percent of the outstanding shares of Pioneer not presently owned by DuPont;

    - $4,180 representing 59.7 million shares of DuPont stock, with an assumed market value of $70 per share, to be issued in exchange for 55 percent of the outstanding shares of Pioneer not presently owned by DuPont; the actual number of DuPont shares to be issued and the value of those shares have not yet been determined; under the terms of the merger agreement, Pioneer shareholders that receive DuPont stock will receive a fraction of a share of DuPont stock equal to the ratio of forty dollars to the average trading price of DuPont common stock over the ten trading day period ending three trading days prior to the date of the special meeting of Pioneer shareholders to vote on the merger;

    - $76 representing 80 percent of the estimated fair value of options to purchase DuPont common stock that are expected to be issued upon consummation of the proposed acquisition in exchange for the outstanding vested options to purchase Pioneer common stock under Pioneer's employee stock option plan; and

    - $50 representing DuPont's estimated direct costs of acquisition.

    Under the purchase method of accounting, the identifiable assets acquired and liabilities assumed are assigned a portion of the purchase price, normally equal to their estimated fair values at the date of acquisition. Any excess of the purchase price over the sum of the amounts assigned to identifiable assets acquired, less liabilities assumed, is recorded as goodwill. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information reflects and the unaudited pro forma adjustments in the unaudited pro forma combined balance sheet as of June 30, 1999 only relate to the remaining approximately 80 percent of Pioneer that DuPont is proposing to acquire.

    For these unaudited pro forma combined financial statements, the allocation of purchase price is as follows:

Current Assets.....................................................  $   1,542
Property, Plant and Equipment......................................        596
Other Assets.......................................................      2,221
In-Process Research and Development................................      2,450
Goodwill...........................................................      2,621
Current Liabilities................................................       (499)
Non-Current Liabilities............................................     (1,194)
Minority Interest..................................................         (6)
                                                                     ---------
Net Assets Acquired................................................  $   7,731
                                                                     =========

    These amounts differ from the sum of the columns titled "80% of Pioneer Historical Net Assets" and "Pro Forma Adjustments For This Transaction" in the unaudited pro forma combined balance sheet of DuPont as of June 30, 1999 as a result of:

    - Pioneer's 50% interest in Optimum;

    - debt assumed to be issued by DuPont to purchase Pioneer shares for cash and to pay estimated direct costs of the acquisition;

    - DuPont common stock assumed to be issued in exchange for Pioneer common stock;

    - DuPont stock options to be issued in exchange for Pioneer stock options;
      and

    - accruals for 20% of certain Pioneer costs and expenses

as described in Note 2 below.

    The allocation of purchase price included in the unaudited pro forma combined balance sheet as of June 30, 1999 and as discussed in Note 2 is based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. These unaudited pro forma adjustments are preliminary and based on management's best estimates of the value of the tangible and intangible assets acquired and liabilities assumed. Once the acquisition is consummated, DuPont will commence a process of identification and valuation of all assets acquired and liabilities assumed. The actual allocation of purchase price:

    - will be made as of the date of acquisition and will reflect the estimated fair value of all assets and liabilities that are identified as of that date;

    - may also reflect information that was not available at the time these unaudited pro forma combined financial statements were prepared; and

    - likely may differ from the amounts included in these unaudited pro forma combined financial statements.

    As discussed below, Pioneer's business is highly seasonal. As a result, the fair value of inventories can vary substantially depending on when the merger is completed. In addition, the fair value of assets such as licensed technology, completed technology, and in-process research and development, all of which were valued based on discounted cash flows, may change due to the passage of time and its effect on the present value of these cash flow streams. In addition, the financial projections used to value these assets, especially near-term projections, may change as facts and circumstances change. Government programs, weather, and commodity prices are some of the factors that can impact the near-term outlook for Pioneer. While these variables, in the aggregate, are not expected to materially impact the overall value of Pioneer, they may have a material effect on the actual purchase price allocation to individual assets and the subsequent amortization expense related to those assets.

    The estimated fair values of assets acquired in a purchase business combination are amortized over the estimated useful lives of the assets. The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements and as discussed in Note 2 reflect the estimated effects of this amortization and are based on the allocation of purchase price as discussed above. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information in the unaudited pro forma combined income statements relate to the remaining approximately 80 percent of Pioneer that DuPont is proposing to acquire.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements also include the estimated interest expense DuPont would have incurred on the borrowings assumed to have been used to fund the cash portion of the purchase price and direct costs of the acquisition. Unaudited pro forma combined basic weighted average shares outstanding reflects the effect of the issuance of 59.7 million shares of DuPont common stock to acquire 55 percent of the outstanding shares of Pioneer common stock. Unaudited pro forma combined diluted weighted average shares outstanding reflects the issuance of these 59.7 million shares and the approximately 2.4 million DuPont stock options to be issued in exchange for vested Pioneer stock options. As noted above, the unaudited pro forma adjustments shown in the unaudited pro forma combined income statements exclude the estimated effects of non-recurring items including purchased in-process research and development, the effect of recording inventories at fair value, and the $50 charge noted above.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements are based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. As discussed above, it is likely that the actual allocation of purchase price may differ from the amounts included in these unaudited pro forma combined financial statements. As such, it is also likely that the actual amortization of fair values may differ from the amounts included in these unaudited pro forma combined financial statements. The actual interest expense incurred by DuPont to finance the cash portions of the purchase price will depend on the amounts borrowed and interest rates in effect at the time the proposed acquisition is consummated and thus may vary from the amounts shown in the unaudited pro forma combined income statements. Similarly, the actual number of shares of DuPont common stock issued to effect the acquisition will be determined based on the average trading price of DuPont common stock over the ten day trading period ending three trading days before the date of the special meeting of Pioneer shareholders.

    The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the proposed acquisition occurred on the dates assumed, nor is this information necessarily indicative of actual future operating results or financial position that will result after the proposed transaction is consummated. Specifically, the unaudited pro forma combined financial statements do not include future benefits or synergies that are expected to result from the acquisition. In addition, the unaudited pro forma combined provision for income taxes may not represent the amounts that would have resulted had DuPont and Pioneer filed consolidated income tax returns during the periods presented.

    Material transactions among DuPont, Pioneer and Optimum during the periods presented have been eliminated. There are no material differences between the accounting policies of DuPont and Pioneer.

2.  PRO FORMA ADJUSTMENTS
UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

    (a) DuPont accounts for its approximate 20 percent interest in Pioneer and its 50 percent interest in Optimum using the equity method. Under the equity method, DuPont's share of the earnings of Pioneer and Optimum are reported as a single line item, Equity in Earnings of Affiliates, included in Other Income. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, both Pioneer and Optimum will be wholly owned by DuPont. These entries reclassify DuPont's Equity in Earnings of Affiliates to reflect the consolidated accounting for Pioneer and Optimum that will occur after the proposed acquisition. The entries include amortization of the differences between fair value and historical cost arising from DuPont's acquisition of approximately 20 percent of Pioneer in 1997.

    (b) DuPont's fiscal year ends December 31. Pioneer's fiscal year ends August
31. Because the two fiscal years end more than 93 days apart, it is necessary to adjust Pioneer's historical consolidated income statement to an annual basis that is within 93 days of DuPont's fiscal year-end. For the year ending December 31, 1998, this was accomplished by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1997 from the income reported by Pioneer for its fiscal year ended August 31, 1998 and adding Pioneer's reported loss for the three month period September 1 to November 30, 1998 as shown below. Pioneer results have been reclassified to conform to DuPont's reporting.

                                              SUBTRACT:                ADD:                 EQUALS:            80% OF
                       PIONEER INCOME      PIONEER INCOME         PIONEER INCOME        PIONEER INCOME     PIONEER INCOME
                         FOR FISCAL       FOR THE 3 MONTHS       FOR THE 3 MONTHS      FOR THE 12 MONTHS   FOR THE 12 MONTHS
                         YEAR ENDED             ENDED                  ENDED                ENDED               ENDED
                       AUGUST 31, 1998    NOVEMBER 30, 1997      NOVEMBER 30, 1998     NOVEMBER 30, 1998   NOVEMBER 30, 1998
                       ---------------    -----------------      -----------------     -----------------   -----------------
Sales .............       $1,835                $   79                 $   76                 $1,832                $1,466
Other Income ......           61                    13                                            48                    38
                          ------                ------                 ------                 ------                ------
      Total .......        1,896                    92                     76                  1,880                 1,504
                          ======                ======                 ======                 ======                ======

Cost of Goods Sold
 and Other
 Operating Costs
 and Expenses .....          944                    85                     96                    955                   764
Selling, General,
 and Administrative
 Expense ..........          532                    83                     89                    538                   430
Interest Expense ..           13                     2                      5                     16                    13
                          ------                ------                 ------                 ------                ------
      Total .......        1,489                   170                    190                  1,509                 1,207

Income (Loss)
 Before Income
 Taxes and Minority
 Interests ........          407                   (78)                  (114)                   371                   297

Provision for
 Income Taxes .....          134                   (27)                   (39)                   122                    98

Minority Interests
 in Earnings of
 Consolidated
 Subsidiaries .....            3                                                                   3                     2
                          ------                ------                 ------                 ------                ------
      Net Income
        (Loss) ....       $  270                $  (51)                $  (75)                $  246                $  197
                          ======                ======                 ======                 ======                ======

    Similarly, Pioneer's historical consolidated income statement for the nine month period September 1, 1998 to May 31, 1999 was adjusted for use in the unaudited pro forma combined income statement for the six month period ended June 30, 1999 as follows:

                                                                  SUBTRACT:             EQUALS:               80% OF
                                          PIONEER INCOME       PIONEER INCOME       PIONEER INCOME       PIONEER INCOME
                                         FOR THE 9 MONTHS     FOR THE 3 MONTHS     FOR THE 6 MONTHS      FOR THE 6 MONTHS
                                               ENDED                ENDED                ENDED                ENDED
                                           MAY 31, 1999       NOVEMBER 30, 1998      MAY 31, 1999          MAY 31, 1999
                                         ----------------     ----------------     ----------------      ----------------
Sales ................................         $1,700             $   76                $1,624                 $1,299
Other Income .........................             14                                       14                     11
                                               ------             ------                ------                 ------
      Total ..........................          1,714                 76                 1,638                  1,310
                                               ======             ======                ======                 ======

Cost of Goods Sold and Other Operating
 Costs and Expenses ..................            849                 96                   753                    603
Selling, General, and Administrative
 Expense .............................            458                 89                   369                    295
Interest Expense .....................             18                  5                    13                     10
                                               ------             ------                ------                 ------
      Total ..........................          1,325                190                 1,135                    908

Income (Loss) Before Income Taxes and
 Minority Interests ..................            389               (114)                  503                    402

Provision for Income Taxes ...........             98                (39)                  137                    109

Minority Interests in Earnings of
 Consolidated Subsidiaries ...........              2                                        2                      2
                                               ------             ------                ------                 ------
      Net Income (Loss) ..............         $  289             $  (75)               $  364                 $  291
                                               ======             ======                ======                 ======

    Since the proposed acquisition is for the remaining approximately 80 percent of Pioneer not presently owned by DuPont, only 80 percent of Pioneer's income for these two periods is included as an adjustment in the unaudited pro forma combined income statements.

    (c) Pioneer accounts for its 50 percent interest in the Optimum joint venture with DuPont using the equity method. After the proposed acquisition of the remaining approximately 80 percent of Pioneer, Optimum will be wholly owned by DuPont. These adjustments reclassify Pioneer's Equity in Earnings of Affiliates to reflect the consolidated accounting for Optimum that will occur after the proposed acquisition. The entries for the six months ended June 30, 1999 also include the elimination of a $12 pre-tax gain ($7 after tax) on the licensing of technology from DuPont to Pioneer.

    (d) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values and the excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. This adjustment reflects the estimated additional depreciation and amortization and other items that will result from the application of purchase accounting as follows:

                                                    YEAR ENDED       SIX MONTHS ENDED
                                                 DECEMBER 31, 1998     JUNE 30, 1999
                                                 -----------------   ----------------
ITEM
Plant and Equipment .......................            $   6             $    3.0
Germplasm .................................               17                  8.5
Trademarks and Tradenames .................                3                  1.5
Work Force, Sales and Grower Networks .....                7                  3.5
Licensed Technology .......................               53                 26.5
Completed Technology ......................               60                 30.0
Goodwill ..................................               66                 33.0
Unfavorable Purchase Contract .............              (10)                (5.0)
50% of Optimum ............................                8                  8.0
                                                       -----             --------
Total Adjustment ..........................            $ 210             $  109.0
                                                       =====             ========

    Pioneer's business is highly seasonal. Substantially all seed sales in the Northern Hemisphere are made during the period February 1 through May 31. Inventory levels are also seasonal, with peak inventory levels occurring near the beginning of the Northern Hemisphere selling season. Inventories are at their lowest levels during the period July 1 through August 31. Pioneer accounts for inventory using the first-in, first-out (FIFO) method and DuPont intends to continue this accounting method for Pioneer inventories. Under purchase accounting, inventories of Pioneer at the date of acquisition will be recorded at their estimated fair value which is higher than Pioneer's historical cost. Under the FIFO method, a non-recurring charge equal to the excess of fair value over Pioneer's historical cost of inventory will be recorded in cost of goods sold for the first inventory turn, which will primarily impact the year immediately following the acquisition. This charge, which has been excluded from the unaudited pro forma combined income statements due to its non-recurring nature, is estimated to range from $400 to $800.

    (e) This adjustment reflects the increased interest expense DuPont would have incurred on the estimated borrowings required to finance the cash portion of the proposed Pioneer acquisition and direct acquisition costs. Unaudited pro forma interest calculations are based on historical interest rates paid by DuPont on short-term commercial paper borrowings for the periods presented. For the year ended December 31, 1998, average commercial paper rates were 5.6 percent. For the six months ended June 30, 1999, average commercial paper rates were 5.0 percent.

    (f) In accordance with SFAS 2, as interpreted by FASB Interpretation No. 4, the estimated fair value of in-process research and development acquired in a business combination accounted for using the purchase method must be charged to expense in the period in which the business combination is consummated. The unaudited pro forma combined income statements exclude the charge DuPont expects to record in the period the proposed acquisition is consummated related to the acquisition of in-process research and development due to the non-recurring nature of this charge. As discussed below, DuPont estimates that a non-recurring charge of $2,450 would have been recorded for the acquisition of in-process research and development had the acquisition been consummated on June 30, 1999.

    (g) Because DuPont will acquire the stock of Pioneer, amortization of the excess of the estimated fair value of assets acquired and liabilities assumed over Pioneer's historical cost will not be deductible for Federal or State income taxes. However, in accordance with SFAS 109, deferred taxes are recorded in purchase accounting on the difference between the assigned values for financial reporting purposes and the tax basis of assets acquired, excluding purchased in-process research and development and goodwill, and liabilities assumed, excluding liabilities for expenses that are non-deductible, for stock acquisitions accounted for using the purchase method. This pro forma adjustment reflects the deferred tax benefit of $52 for the year ended December 31, 1998 and $26 for the six months ended June 30,

1999 related to the increased depreciation and amortization expenses and other items arising from purchase accounting adjustments, excluding the amortization of goodwill, and a tax benefit of $66 for the year ended December 31, 1998 and $29 for the six months ended June 30, 1999 related to the estimated increase in interest expense described in (e) above.

    (h) The DuPont unaudited pro forma combined earnings per share have been calculated assuming a DuPont stock price of $70.00 per share at the date of acquisition. The actual number of DuPont shares to be issued and the value of those shares have not yet been determined. The following table sets forth the effect on earnings per share for a range of values for DuPont stock:

                          UNAUDITED PRO FORMA COMBINED EARNINGS PER
                                           SHARE
                      -------------------------------------------------
                       YEAR ENDED DECEMBER        SIX MONTHS ENDED JUNE
                            31, 1998                    30, 1999
 DUPONT STOCK         ---------------------       ---------------------
PRICE PER SHARE        BASIC        DILUTED        BASIC        DILUTED
---------------        -----        -------        -----        -------
    $ 60.00           $ 1.52         $ 1.50        $1.54         $1.52
    $ 65.00           $ 1.53         $ 1.50        $1.55         $1.52
    $ 70.00           $ 1.54         $ 1.51        $1.55         $1.53
    $ 75.00           $ 1.54         $ 1.52        $1.56         $1.54
    $ 80.00           $ 1.55         $ 1.52        $1.56         $1.54

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

    (a) DuPont accounts for its approximate 20 percent interest in Pioneer and its 50 percent interest in Optimum using the equity method. Under the equity method, DuPont's share of the net assets of Pioneer and Optimum are reported as a single line item, Investments in Affiliates. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, both Pioneer and Optimum will be wholly owned by DuPont. These adjustments reclassify DuPont's Investments in Affiliates to reflect the consolidated accounting for Pioneer and Optimum that will occur after the proposed acquisition. The adjustments include unamortized balances arising from differences between fair value and historical cost of Pioneer's assets and liabilities at the date of DuPont's 1997 acquisition of approximately 20 percent of Pioneer.

    (b) Represents 80 percent of the assets and liabilities of Pioneer at May 31, 1999.

    (c) Pioneer accounts for its 50 percent interest in Optimum using the equity method. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, Optimum will be wholly owned by DuPont. These adjustments reclassify Pioneer's Investment in Affiliates to reflect the consolidated accounting for Optimum that will occur after the proposed acquisition.

    (d) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values and the excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. These adjustments reflect the estimated excess of fair value over historical cost for the 80 percent of inventory and property, plant and equipment to be acquired by DuPont under the proposed acquisition. As discussed in note (d) to the Unaudited Pro Forma Combined Income Statement above, the excess of fair value over historical cost of inventory can vary significantly due to the seasonal nature of Pioneer's business. The inventory adjustment includes $2 and the property, plant and equipment adjustments includes $3 related to the reclassification of Optimum described in (c) above.

    (e) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values. This adjustment includes 80 percent of the estimated excess of fair value over historical cost for the following items:

                                                   80%        ESTIMATED        ANNUAL
ITEM                                             AMOUNT      USEFUL LIFE    AMORTIZATION
----                                             ------      -----------    ------------
Germplasm....................................   $   675       40 Years        $    17
Trademarks and Tradenames....................       134       40 Years              3
Work Force, Sales And Grower Networks........       104       15 Years              7
Licensed Technology..........................       598       10-15 Years          53
Completed Technology.........................       602       10 Years             60
Other........................................        12       15 Years             --

    The excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. This adjustment also includes goodwill of $2,621, an adjustment of $(12) to eliminate Pioneer's investment in technology licensed from DuPont, and $(8) related to the reclassification of Optimum described in (c) above.

    DuPont has stated its intention to maintain Pioneer as a separate subsidiary, operating under the Pioneer brand name. DuPont has determined that the estimated useful life of Pioneer trademarks and tradenames is likely to exceed forty years.

    Germplasm represents the pool of crop genetics owned and controlled by Pioneer. It would not be feasible to fully explore each of the unique genetic combinations that can be developed from this resource within a forty-year timeframe.

    Pioneer has stated its belief that the foundation of its strength remains the Pioneer germplasm base, the broadest and deepest supply of superior crop genetics in the world. DuPont concurs with this belief. DuPont also believes that its ability to realize the future benefits associated with goodwill arising from this transaction is directly linked to this key asset of Pioneer. As such, the estimated useful life assigned to goodwill is 40 years, the same as the estimated useful life assigned to germplasm. Annual amortization of goodwill is $66.

    (f) Represents the estimated borrowings DuPont will incur to fund the cash portion of the acquisition ($3,425) and the estimated direct expenses ($50) associated with the acquisition.

    (g) This adjustment includes:

       - $54, representing 80 percent of the estimated increase in liabilities for unfunded post-retirement benefits that will result from recording these liabilities at fair value;

       - $61, representing the estimated liability for enhanced severance benefits, including gross-up, payable upon expiration of the management retention agreements;

       - $30, representing the non-current portion of 80 percent of the estimated fair value of the liability associated with the excess of cost over market payable under a take-or-pay unfavorable purchase contract; and

       - $1, related to the reclassification of Optimum described in (c) above.

    Under the terms of Pioneer's severance plans, employees, other than those covered by the management retention agreements, may also receive enhanced severance benefits under those plans during the three-year period immediately following consummation of the proposed acquisition. The potential liability under these plans ranges from $0, if no employees were to receive these benefits during the three-year period, to approximately $200, if all employees were to receive these benefits. Insufficient information exists as of the date these unaudited pro forma combined financial statements were prepared to make a factually based estimate of the probable future liability, if any, under these plans. As such, no pro forma adjustment has been made for these plans.


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
    (h) Because DuPont will acquire the stock of Pioneer, amortization of the excess of the estimated fair value of assets acquired and liabilities assumed over Pioneer's historical cost will not be deductible for Federal or State income taxes. However, in accordance with SFAS 109, deferred taxes are recorded in purchase accounting on the difference between assigned values for financial reporting purposes and the tax basis of assets acquired, excluding purchased in-process research and development and goodwill, and liabilities assumed, excluding liabilities for expenses that are non-deductible, for stock acquisitions accounted for using the purchase method. These pro forma adjustments represent the recording of deferred taxes on the portion of the basis difference represented by the excess of fair value over historical cost of the 80 percent of Pioneer to be acquired in the proposed acquisition. Current deferred income taxes relate to current assets and liabilities (inventories and other accrued liabilities). Non-current deferred income taxes relate to non-current assets and liabilities.

    (i) This adjustment includes:

       - $19, representing the accrual of 20 percent of restricted stock compensation expense and other Pioneer costs and expenses included in the $50 non-recurring charge described in (k) below;

       - $12, representing the accrual of 80 percent of the estimated gross-up payments associated with the accelerated vesting of restricted stock;

       - $10, representing the current portion of the fair value of the unfavorable contract liability described in (g); and

       - $1, related to the reclassification of Optimum described in (c) above.

    (j) Under the terms of the merger agreement, DuPont has offered holders of options granted under Pioneer's employee stock option plan the right to choose to receive, for each Pioneer share covered by the option, an option to buy a fraction of a share of DuPont common stock worth forty dollars at the same exercise price as the Pioneer option they hold as of the merger date. Alternatively, Pioneer option holders may elect to receive in cash the spread between forty dollars and the option exercise price, subject to a limit on the cash paid to redeem the Pioneer options. This $95 pro forma adjustment represents the estimated fair value of the options to buy DuPont stock that would be issued if all holders of Pioneer options elect to receive options to buy DuPont common stock. Under purchase accounting, $76, representing 80 percent of the fair value of the options to buy DuPont stock, represents a portion of the purchase price to be allocated to the assets acquired and liabilities assumed. The remaining 20 percent, $19, represents compensation expense as determined under APB 25 and is included in the estimated $50 non-recurring charge described in (k) below expected to be recorded in conjunction with the proposed acquisition.

    (k) Includes $2,450, representing the estimated fair value of 80 percent of the in-process research and development of Pioneer.

    Purchased in-process research and development represents the value assigned in a business combination accounted for under the purchase method to research and development projects of the acquired business that were commenced, but not yet completed, at the date of acquisition and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," as interpreted by FASB Interpretation No. 4, amounts assigned to purchased in process research and development meeting the above criteria must be charged to expense at the date of consummation of the purchase business combination.

    The valuation methodology used by DuPont to estimate the fair value of the in-process research and development of Pioneer is as follows:

           Cash Flows from Successful Completion
Less:      Cash Flows to Complete
Less:      Return on Assets Employed
-------------------------------------------------------------
Equals:    Adjusted Cash Flows
Times:     Probability of Technical and Commercial Success
-------------------------------------------------------------
Equals:    Risk Adjusted Cash Flows
Times:     Present Value Factor
-------------------------------------------------------------
Equals:    Estimated Fair Value

     Cash Flows from Successful Completion represents the estimated future revenues forecast to be earned over the life of the product less the costs and expenses required to generate those revenues, assuming successful completion of the in-process project. For purposes of this valuation, Cash Flows from Successful Completion were derived using financial projections and assumptions provided by Pioneer to DuPont. Cash Flows to Complete represents the estimated future research and development costs required to complete the project, assuming the project is ultimately successful. Significant assumptions include the work required to successfully complete the project and the date of completion. Return on Assets employed represents an allocation of the estimated future profits from the project, assuming it was successfully completed, to existing assets, including identifiable intangible assets, thereby ensuring that all appropriate future cash flows are attributed to existing assets for purposes of determining their fair value.

    Probability of Technical and Commercial Success represents management's assessment of all risks associated with completing a given project. Results achieved to-date, the complexity of the work required to complete the project, and historical experience with similar types of research and development projects are among the factors considered by management in making this assessment.

    For purposes of this valuation, risk adjusted cash flows were discounted to present value using discounts ranging from 12.5 percent to 15 percent. These discount rates include adjustments intended to compensate for the risks of projection and market uncertainty.

    Pioneer's research and development efforts consist of new product development for its traditional businesses and trait and technology development. Of the $2,450 estimated fair value of purchased in-process research and development included in these unaudited pro forma combined financial statements, $1,200 represents the estimated fair value of research and development projects related to new product development for traditional businesses and $1,250 represents the estimated fair value of research and development projects related to trait and technology development.

    New product development for traditional businesses consists of Pioneer's seed research done through classical plant breeding techniques. Its principal objectives are to develop new hybrids of corn and varieties of soybeans. Each year, Pioneer maize researchers evaluate about 1,000,000 new experimental hybrids. These hybrids enter into a four to five year testing cycle during which the hybrids are tested in a range of soil types, stresses, and climate conditions. As the results of these tests become


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
known, fewer and fewer hybrids are designated as candidates for further testing. The Pioneer research and development procedures classify these projects based on their stage of completion as follows:

                                                                PROBABILITY OF
                                        APPROXIMATE NUMBER       TECHNICAL AND
STAGE OF COMPLETION                         OF HYBRIDS        COMMERCIAL SUCCESS
-------------------                     ------------------    ------------------
First Cross...........................        1,000,000                 0.01%
Second Generation.....................          210,000                 0.02%
R1-R2.................................           10,000                 0.50%
R3....................................              250                20.00%
R4....................................              160                30.00%
R5....................................               50                95.00%

    Each hybrid at each stage of completion is genetically unique. The probability of technical and commercial success in this table is the probability that an individual hybrid at a particular stage of completion will ultimately become a commercial product. These probabilities were developed based on Pioneer's extensive historical experience in developing new hybrids of corn. While stage of completion is indicative of how long it will take to develop hybrids in that stage, results can vary, with some hybrids taking less time and others taking longer. Based on these probabilities, it is projected that Pioneer will introduce approximately fifty new hybrids of corn each year for the next seven years. After this seven year period, new hybrids will principally result from projects that have not begun. These future projects are not included in the valuation of in-process research and development. The in-process research and development projects in the table above represent approximately 75% of the estimated fair value of research and development projects related to new product development for traditional businesses.

    Each year, Pioneer's soybean researchers test approximately 500,000 new experimental lines of soybeans. These experimental lines of soybeans undergo a testing and selection process similar to the one described above for corn. Soybean projects are classified as to stage of completion using the same classification system shown above. Probabilities of technical and commercial success were estimated for each stage of completion based on Pioneer's extensive historical experience. Soybean in-process research and development projects represent approximately 13% of the estimated fair value of research and development projects related to new product development for traditional businesses. In-process research and development projects for alfalfa, sorghum, wheat, sunflowers, canola and microbial products make up the remaining approximately 12% of the estimated fair value of research and development projects related to new product development for traditional businesses.

     Research and development projects related to trait and technology development have as their objective the use of biotechnology techniques to genetically improve insect, disease and herbicide resistance in crops and develop products that increase the value of commodity grains by modifying their protein, oil and carbohydrate components. Five in-process projects as of the February 28, 1999 valuation date had progressed sufficiently to meet the criteria used by DuPont to identify projects qualifying as purchased in-process research and development. Key criteria in this identification process include the ability to reasonably estimate the future benefits if the project is successful, the cost to complete the project, the probable completion date, and the project's probability of technical and commercial success. The probability of technical and commercial success for these five projects ranged from 65% to 85%. Approximately 55% of the fair value of research and development projects related to trait and technology development is represented by a project to develop resistance to a broad spectrum of lepidopteran insects, including European corn borer. This project is expected to be completed in 2002. Approximately 35% of the fair value of research and development projects related to trait and technology development relates to two projects, corn rootworm and molds and mycotoxins. The corn rootworm project is expected to be completed in 2002 and the molds and mycotoxins project is expected to be completed in 2004.

    The fair value of in-process research and development at the actual date of acquisition is likely to differ from the above estimate. Some research and development projects may be completed, some may be cancelled, and some new projects may be commenced. In addition, the probability of technical and commercial success, especially for trait and technology projects, may increase or decline as additional work on the projects is completed. Generally, a $100 increase/decrease in the estimated fair value of in-process research and development will result in a $100 decrease/increase in the amount assigned to goodwill. A $100 decrease/increase in the amount assigned to goodwill will result in a $2.5 decrease/ increase in amortization expense and a $2.5 increase/decrease in income from continuing operations.

    This adjustment also includes $50, representing the estimated non-recurring charge DuPont expects to record in conjunction with the proposed acquisition, as follows:

    - $19, representing compensation expense to be recorded in accordance with APB 25 in conjunction with the issuance of DuPont options as described in
      (j) above;

    - $22, representing DuPont's 20 percent share of Pioneer compensation expense for accelerated vesting of restricted stock and accruals for change of control benefits for executive officers; and

    - $9, representing DuPont's 20 percent share of Pioneer's estimated out-of-pocket costs and expenses associated with the proposed transaction.

    (l) Represents 59.7 million shares of DuPont common stock at $70 per share to be issued in exchange for Pioneer shares under the stock portion of the merger agreement.

     (m) Represents the issuance of 28.2 million shares of DuPont common stock at $70 per share to a wholly owned subsidiary of DuPont to effect the transfer of the 49,333,758 shares of Pioneer stock held by the subsidiary to Delta Acquisition Sub, another wholly owned subsidiary of Dupont.

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
                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  E. I. DU PONT DE NEMOURS AND COMPANY
                                              (Registrant)


                                       /s/ D. B. Smith
                                   ---------------------------
                                           D. B. Smith
                                       Assistant Controller


September 1, 1999






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